EXHIBIT 99.1











                                                 January 27, 1997


Leahi Investment Trust
Ward Plaza
210 Ward Avenue
Suite 129
Honolulu, Hawaii  96814

Ladies and Gentlemen:

         As counsel to Leahi Investment Trust, a Massachusetts business trust (the "Trust"), we have been asked to render our opinion with respect to the issuance by the Trust of shares of beneficial interest (the "Shares") of Leahi Tax-Free Income Trust (the "Fund"), which is a series of the Trust which has been established and designated pursuant to Section 6 of Article III of the Trust's Agreement and Declaration of Trust dated July 23, 1987, all as more fully described in the prospectus (the "Prospectus") and statement of additional information ("SAI") contained in Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of the Trust (file No. 33-17022) under the Securities Act of 1933, as amended

         We wish to advise you that we have made such inquiry of your officers and trustees and have examined such corporate documents, records and certificates and other documents and such questions of law as we have deemed necessary for the purposes of this opinion.

         In rendering this opinion, we have relied, with your approval, as to all questions of fact material to this opinion, upon certificates of public officials and of your officers and have assumed, with your approval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified.

         Based upon and subject to the foregoing, we are of the opinion that the Shares when issued and sold pursuant to the terms, provisions and conditions of the Prospectus and SAI in effect at the time of sale, will be legally and validly issued, fully paid and nonassessable by the Trust.

         With respect to the opinion stated above, we wish to point out that the shareholders of a Massachusetts business trust may, under some circumstances, be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.


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         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration Statement and to the reference to this firm as the legal counsel to the Trust in the Prospectus and SAI contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,



                                                SULLIVAN & WORCESTER LLP